Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
February 18, 2015	(610) 524-7272

PRESS RELEASE

Omega Flex, Inc. today reported its results of operations for the Fourth Quarter and Year Ended

December 31, 2014:

	OMEGA FLEX, INC. (OFLX)
	Twelve Months Ended December 31,		Three Months Ended December 31,
	“unaudited”		“unaudited”	“unaudited”
	2014	2013	2014	2013

Net Sales	$85,219,000	$77,122,000	$24,921,000	$21,860,000

Net Income	$13,462,000	$10,037,000	$4,337,000	$3,211,000

Earnings Per Share – Basic and Diluted	$1.33	$0.99	$0.43	$0.32

Weighted Average Shares – Basic and Diluted	10,091,822	10,091,822	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company’s Net Sales (sales) for fiscal year 2014 were $85,219,000, ending 10.5% higher than the previous year’s sales of $77,122,000.  After achieving the highest sales quarter in Company history during the third quarter of 2014, the Company has managed to improve upon that mark, establishing a new high in the fourth quarter and year ended December 31, 2014.  The fourth quarter sales of $24,921,000 were 14% higher than the fourth quarter of 2013, showing continuing strength of demand in the market.

The Company’s Net Income for 2014 was $13,462,000, compared to $10,037,000 last year, increasing 34.1%.  For the quarter, Net Income was up 35.1% over last year.

The Company’s results demonstrate the increased demand in our products, rooted in the recovering construction sector, and the overall confidence in our brands.  With safety and innovation at our core, the Company continually looks to enhance our customer’s experience, and in the process build market share, and establish new footings for the future.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.